EXHIBIT 5.1 AND 23.1


                              Bartel Eng & Schroder
                          300 Capitol Mall, Suite 1100
                              Sacramento, CA 95814




                                 March 27, 2001



Board of Directors
Humboldt Bancorp
2440 Sixth Street
Eureka, CA 95501

        Re:    Form S-8
               394,260 shares of Common Stock of Humboldt Bancorp

Dear Ladies and Gentlemen:

     We act as counsel to Humboldt Bancorp, a California Corporation (the "Company"), in connection with the registration of 394,260 shares of the Company's common stock (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act"), which have been offered pursuant to options issued to employees and directors of Tehama Bancorp under Tehama Bancorp's 1999 Stock Option Plan and Tehama Bancorp 1994 Stock Option Plan (collectively the "Plans"). Such Plans were assumed pursuant to an Agreement and Plan of Reorganization and Merger dated September 20, 2000, between Tehama Bancorp and the Company, all further described in the Company's registration statement on Form S-8 filed under the Securities Act (the "Registration Statement").

     For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed to be relevant. In conducting our examination, we assumed without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to all original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

     Our opinion is limited solely to matters set forth herein. We express no opinion as to the law of any other jurisdiction other than the laws of the State of California and the laws of the United States.

     Based upon the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus which is a part of the Registration Statement (the "Prospectus"), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, and (iii) the Company receives, to the extent applicable, the considerations set forth under the stock option agreements, we are of the opinion that the Shares to be issued under the stock option agreements for the consideration set forth in the stock option agreement will be legally issued, fully paid and non-assessable.

     We hereby consent in writing to the use of this opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                                            Sincerely,

                                            BARTEL ENG & SCHRODER